ENGINEER’S CONSENT– Exhibit 23.4

We consent to incorporation by reference in the Registration Statement on Form S-3 (SEC File No. 333-) filed on September 15, 2009 of Magnum Hunter Resources Corporation of the reference to our report for Magnum Hunter Resources Corporation, which appears in the annual report on Form 10-K of Petro Resources Corporation for the year ended December 31, 2008.

/s/ Netherland, Sewell and Associates, Inc.

Netherland, Sewell and Associates, Inc.